FOREST LABORATORIES, INC. REPORTS
FISCAL THIRD QUARTER 2011 EARNINGS PER SHARE OF $1.11
INCLUDING A $0.23 PER SHARE CHARGE FOR A NEW PRODUCT LICENSING FEE

NEW YORK, January 18, 2011 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that reported earnings per share equaled $1.11 in the third quarter of fiscal 2011 after taking a charge for a new product licensing fee of $66.1 million or $0.23 per share, net of tax.  During the quarter, the Company entered into a licensing agreement with the Gruenenthal Group (Gruenenthal) for the co-development and commercialization of GRT 6005 and its follow-on compound GRT 6006, first in class novel small molecule analgesic compounds for the treatment of moderate to severe chronic pain.  Reported earnings per share in the third quarter of fiscal 2010 were $0.69 after charges for a new product licensing fee of $75.0 million, or $0.25 per share net of tax, related to a licensing agreement with Almirall, S.A. (Almirall) for LAS100977, for the treatment of both asthma and chronic obstructive pulmonary disease (COPD); and certain restructuring costs related to our Long Island packaging facility of $14.0 million, or $0.03 per share net of tax.

Net sales for the quarter increased 6.7% to $1,063.9 million, from $997.0 million in the year-ago period.  Sales of Lexapro® (escitalopram oxalate), a selective serotonin reuptake inhibitor (SSRI) for the initial and maintenance treatment of major depressive disorder in adults and adolescents and generalized anxiety disorder in adults were $586.5 million compared with $582.6 million in the year-ago period. Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $319.8 million during the quarter, an increase of 13.2% from last year’s third quarter.  Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, were $68.1 million.  Bystolic was launched in January 2008, and sales in last year’s fiscal third quarter were $47.5 million.  The Company’s newest product, Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) for the management of fibromyalgia, recorded sales of $24.6 million.  Savella was launched in April 2009, and sales in last year’s fiscal third quarter were $15.4 million.  Contract revenue decreased 16.1% to $46.8 million, principally due to a decrease of 17.1% in Benicar® (olmesartan medoxomil) co-promotion income to $42.8 million, compared to last year’s third quarter. Per the agreement with Daiichi Sankyo, Forest’s active co-promotion of Benicar ended in the first quarter of fiscal 2009 and the Company now receives a gradually reducing residual royalty until the end of March 2014.

Cost of sales as a percentage of sales was 23.4% compared with 24.8% in last year’s third quarter.  During last year’s third quarter the Company recorded a one-time restructuring charge related to its Long Island packaging facility. Excluding the one-time charge, cost of sales as a percentage of sales would have been 23.4% for the prior year’s quarter.

Selling, general and administrative expense for the current quarter was $285.7 million as compared to $307.0 million in the year-ago quarter.   The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products, Bystolic and Savella.  Research and development spending for the current quarter was $200.8 million compared with $233.6 million in last year’s third quarter.  The current third quarter included an upfront licensing payment of $66.1 million to Gruenenthal and the prior year third quarter included a $75.0 million upfront licensing payment to Almirall.  Excluding such payments, R&D spending for the current fiscal quarter decreased 15.1%.  The current quarter included product development milestone payments of $4.2 million compared to $23.7 million of milestones in the prior year’s quarter.

Income tax expense for the quarter was $70.7 million, reflecting a quarterly effective tax rate of 18.1% due in large measure to the reinstatement of the R&D tax credit.  Reported net income for the quarter ended December 31, 2010 was $320.7 million or $1.11 per share compared to $210.2 million or $0.69 per share reported for last year’s third quarter.

Diluted shares outstanding at December 31, 2010 were 287,999,000, a reduction of approximately 15.8 million shares compared to the year-ago period due mainly to the Company’s accelerated share repurchase program.

Nine-month Results

Revenues for the nine months ended December 31, 2010 increased 4.6% to $3.3 billion from $3.1 billion in the prior year.

Net income for the nine months ended December 31, 2010 increased 9.8% to $724.3 million from $659.8 million reported in the prior year.  Reported earnings per share increased 14.3% to $2.48 in the current year’s nine months as compared to earnings per share of $2.17 in last year’s nine months.

Fiscal 2011 Guidance

The Company now expects that earnings per share for the fiscal year ending March 31, 2011 will be in the range of $4.20 to $4.30, excluding the charges in the June quarter related to the settlement with the United States Department of Justice and the upfront licensing payment to TransTech Pharma, excluding the upfront licensing payment to Gruenenthal in the current quarter, but including the impact of the accelerated share repurchase transaction.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “We continue to focus on realizing full potential from our currently promoted products as well as progressing and expanding our product development pipeline in order to assure future growth for our Company.  Our newest products, Bystolic and Savella, continued to exhibit strong growth during the quarter.  During the quarter we received first cycle approval from the FDA for Teflaro™, our new broad-spectrum cephalosporin for the treatment of community-acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infection (ABSSSI).  Teflaro is our fourth new drug approval from the fourth different division of the FDA (including Bystolic, Savella and Namenda XR) in the last three years.

We were pleased to announce, along with our partner Ironwood Pharmaceuticals, Inc., positive top-line results from a Phase III clinical trial assessing the efficacy and safety of linaclotide for the treatment of patients with irritable bowel syndrome with constipation (IBS-C).  With the successful completion of this clinical trial we now have two positive Phase III IBS-C trials and two positive Phase III chronic constipation (CC) trials.   We look forward to filing the linaclotide NDA for both indications in the third quarter of 2011.

During the quarter we also announced three new business development agreements, two of which will help expand our commercial capabilities outside of the United States.  We entered into a collaboration and distribution agreement with Janssen to commercialize Bystolic and Savella in Canada.  Over the next few years we plan to establish a wholly-owned Canadian affiliate that will exercise the co-promotion rights for Bystolic and Savella in Canada, and that will also take responsibility for the future regulatory filings and commercialization of our pipeline products in Canada which currently include Teflaro, linaclotide, levomilnacipran and cariprazine.  We also entered into an agreement with Gruenenthal to acquire all rights currently held by Gruenenthal for colistin and all rights previously licensed by our Company to Gruenenthal for Colobreathe.  Both products are for the treatment of cystic fibrosis.   We currently market colistin in the UK and Ireland. With this transaction, we will expand our European cystic fibrosis franchise while expanding our commercial capabilities in Europe in addition to our existing presence in the UK and Ireland.  In addition to the aforementioned agreement with Gruenenthal we were also pleased to announce that we entered into a licensing agreement with Gruenenthal for the development and commercialization of GRT 6005 and its follow-on compound GRT 6006, first in class novel small molecule analgesic compounds for the treatment of moderate to severe chronic pain.

Earlier this month we were delighted to announce, along with our partner Almirall, positive top-line results from a Phase III clinical trial assessing the efficacy and safety of aclidinium for the treatment of patients with COPD.  The successful completion of this study confirms the efficacy reported in a previous study of aclidinium for COPD.  We look forward to filing the aclidinium NDA in mid-2011.”

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below.  This information is intended to enhance an investor's overall understanding of the Company's past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

	THREE MONTHS		NINE MONTHS
	ENDED		ENDED
	DECEMBER 31		DECEMBER 31
	2010	2009	2010	2009
Reported earnings per share:	$1.11	$0.69	$2.48	$2.17
Specified items, per share, net of tax:
DOJ investigations			0.39
Licensing payments to TransTech Pharma for glucose-lowering agents			0.17
Licensing payment to Nycomed for Daxas				0.33
Licensing payment to Gruenenthal for oral small molecule analgesics	0.23		0.23
Licensing payment received from AstraZeneca for ceftaroline				(0.13)
Settlement payment to Caraco related to Lexapro				0.04
Restructuring costs		0.03		0.03
Licensing payment to Almirall for LAS100977		0.25		0.25
Rounding			0.02

Adjusted Non-GAAP earnings per share:	$1.34	$0.97	$3.29	$2.69

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until February 17, 2011 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International), Conference ID: 31698923.

About Forest Laboratories and Its Products

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective medicine. The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS		NINE MONTHS
	ENDED DECEMBER 31		ENDED DECEMBER 31
	(In thousands, except per share amounts)
	2010	2009	2010	2009
Revenues:
Net sales	$1,063,878	$997,002	$3,121,268	$2,907,958
Contract revenue	46,785	55,755	128,442	154,053
Interest income	7,098	7,302	22,604	28,913
Other income	8,575	4,621	9,124	45,841
Net revenues	1,126,336	1,064,680	3,281,438	3,136,765

Costs and expenses:
Cost of goods sold	248,428	247,648	726,372	685,553
Selling, general and administrative	285,662	306,962	1,050,417	943,693
Research and development	200,825	233,609	574,993	643,814
	734,915	788,219	2,351,782	2,273,060

Income before income tax expense	391,421	276,461	929,656	863,705
Income tax expense	70,714	66,229	205,361	203,913
Net income	$320,707	$210,232	$724,295	$659,792

Net income per share:
Basic	$1.11	$0.69	$2.48	$2.18
Diluted	$1.11	$0.69	$2.48	$2.17

Weighted average number of shares outstanding:
Basic	287,704	303,348	292,066	303,097
Diluted	287,999	303,845	292,168	303,590